Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into on May 30, 2017 by and between Texas Capital Bancshares, Inc. (“TCBI”), which is the holding company of Texas Capital Bank, N.A. (“TCB”) (TCBI and TCB shall be collectively referred to herein as the “Company”), and Julie Anderson (“Executive”). The Company and Executive are referred to in this Agreement as the “Parties.” This Agreement amends and restates in its entirety the Executive Employment Agreement entered into on May 5, 2006 by and between the Company and Executive (the “Prior Agreement”). In consideration of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.
Agreement to Employ. The Company desires to continue her employment as Chief Financial Officer of TCB and also employ Executive as the Chief Financial Officer of TCBI, to manage, maintain, and develop the Company’s business. The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.

2.Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on July 1, 2017 (the “Effective Date”), and will remain in effect for eighteen (18) months thereafter, unless earlier terminated in accordance with Section 7 (the “Initial Employment Term”). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each, a “Renewal Term”), unless terminated by either party upon written notice given at least thirty (30) days before the end of the Initial Employment Period or any Renewal Term, or unless earlier terminated in accordance with Section 7. The period during which Executive is employed under this Agreement (including any Renewal Term) will be referred to as the “Employment Period.”
3.Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under Sections 6, 7, 8, and 10(b), 10(c), and 10(e) shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.
4.Services to be Provided by Executive.
a.Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to continue to serve as the Chief Financial Officer of TCB and to also serve as the Chief Financial Officer of TCBI and to perform satisfactorily the following duties: (i) manage and serve as the Chief Financial Officer of both TCB and TCBI; (ii) promote the Company’s best interests; and (iii) perform any other duties the Company’s President and Chief Executive Officer may assign Executive from time to time. During the Employment Period, Executive will devote her undivided loyalty to the Company and devote all of her skill, knowledge and working time (except for (i) reasonable vacation time and absence for sickness or similar disability, and (ii) to the extent that it does not interfere with the performance of Executive’s duties under this Agreement, (A) such reasonable time as may be devoted to service on boards of directors and the fulfillment of civic responsibilities, charitable or religious activities, and (B) such reasonable time as may be necessary from time to time for personal financial matters) to the conscientious performance of her duties and responsibilities under the Agreement. The location at which Executive performs her duties will not be relocated more than fifty (50) miles from the Company’s offices where Executive performs the majority of Executive’s work on the date of this Agreement without Executive’s written consent.
b.Executive’s Employment Representations. Executive agrees that she (i) will not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations and any board of directors on which Executive serves as a board member as of the Effective Date) without the consent of the Company; (ii) will serve as an Executive of the Company; (iii) will not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s business. Executive represents to the Company that (i) she is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; and (ii) Executive is under no contractual, legal, or fiduciary obligation or burden that reasonably may be expected to interfere with Executive’s ability to perform services under the Agreement’s terms.
5.Compensation for Services. For all services rendered by Executive pursuant to this Agreement, the Company shall pay to Executive, and Executive shall accept as full compensation hereunder the following:
a.Base Salary. Executive shall receive an annual base salary of $435,000. Executive’s salary shall be paid semi-monthly and subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company. The Board shall annually review such base salary, provided, however, that Executive’s base salary may not be reduced without Executive’s consent.
b.Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for executive employees of the Company. The Company shall be entitled to change or terminate such plans in its sole discretion at any time. The Parties acknowledge that at the initial date of this Agreement the fringe benefits provided to Executive include a 401(k) plan, health, dental, life, short and long disability insurance, and reimbursement of certain reasonable out-of-pocket expenses in accordance with the policies and procedures of the Company. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Initial Employment Term or Renewal Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.
c.Discretionary Bonuses. The Company’s Board shall establish an incentive bonus plan for its key executives based on various targets and performance criteria to be established by the Board in its sole discretion. Executive shall be permitted to participate in such plan, if adopted by the Board. The evaluation of the performance of Executive as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the Board’s sole discretion. The annual discretionary bonus may be awarded in whole or in part, based on the level of incentive bonus plan performance criteria achieved by Executive, in the Board’s sole judgment. If Executive terminates her employment under this Agreement without Good Reason, as defined in Section 7(d), or if the Company terminates this Agreement and Executive’s employment at any time for Cause, as defined in Section 7(b), Executive will not be paid any discretionary bonus, in whole or in part, for the year in which the Agreement and employment termination occurs. The Parties agree that any bonus payable under this Section 5

(c) shall be paid no later than March 15 of the calendar year immediately following the calendar year in which such bonus is no longer subject to a substantial risk of forfeiture.
d.Equity Compensation. The Company establishes equity-based incentives for its executives from time to time under certain stock-based compensation plans as the Company may establish from time to time (collectively, the “Plans”). Except as otherwise provided in this Agreement, the Company may, but is not obligated to, make grants of equity-based incentive compensation to Executive under the terms of the Plans.
6.Protective Covenants.
a.    Existence of Fiduciary Relationship. Executive recognizes and agrees that her employment with the Company places her in an executive position involving the highest trust and confidence. Accordingly, Executive agrees that she owes the Company a duty of loyalty, confidence, and trust. This duty, in turn, gives rise to a fiduciary relationship between Executive and the Company.
b.    Confidential Information. Executive acknowledges and agrees that the Company has developed and will continue to develop unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, electronically stored information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning its operations and expansion plans (“Confidential Information”). The Confidential Information includes, without limitation, information about the Company’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information also means any information the Company discloses to Executive, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, electronically stored information, prototypes, samples, prospects, inventions, product ideas, know‑how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, techniques, technology, formulas, software, improvements, forecasts, and research.
Therefore, Executive agrees that the following protective covenants constitute a reasonable and appropriate means, consistent with the best interests of both Executive and the Company, to protect the Company and its affiliate companies (including, without limitation, TCBI, TCB and BankDirect) against damage due to loss or disclosure of Confidential Information and shall apply to and be binding upon Executive as provided in this Agreement:

c.    Access to and Agreement not to Disclose Confidential Information. During Executive’s Employment Period, the Company agrees to provide Executive with some or all of the Company’s Confidential Information to which Executive has not previously had access and of which Executive has not had previous knowledge. By executing this document, Executive agrees that the Confidential Information constitutes valuable, special and unique Company assets, developed at the Company’s great expense, the unauthorized use or disclosure of which would cause irreparable harm to the Company. Executive understands and acknowledges that the Company is engaged in a highly specialized and competitive industry; that the Company relies heavily on information, data, programs, and processes it has developed and acquired; and that competitors can reap potential or real economic benefits from the possession of the Confidential Information that is otherwise not available to the competitors. Executive understands and acknowledges, therefore, that the protection of the Company’s Confidential Information constitutes the Company’s legitimate business interest. Executive acknowledges that the Confidential Information is the exclusive property of Company, and Executive will hold the Confidential Information in trust and solely for Company’s benefit. Executive further acknowledges that the Confidential Information includes “trade secrets” under Texas law (and, including, without limitation, the Texas Trade Secrets Act) and, in addition to the other protections provided in this Agreement, all trade secrets will be accorded the protections and benefits under Texas law and any other applicable law. Executive waives any requirement that the Company submit proof of any trade secret’s economic value or post a bond or other security should the need arise.

In exchange for the Company’s promise to provide Executive with some or all of the Company’s Confidential Information to which Executive has not previously had access and of which Executive has not had previous knowledge, Executive agrees that she will not, either during the period of her employment with the Company or at any time thereafter, use for Executive’s benefit or the benefit of another, or rely upon, disclose, disseminate, or distribute to anyone, including, without limitation, any individual, person, firm, corporation, or other entity, or publish, or use or rely upon for any purpose, any of the Confidential Information (whether acquired, learned, obtained, or developed by Executive alone or in conjunction with others), except (i) as properly required in the ordinary course of the Company’s business or as the Company directs and authorizes; (ii) as required by applicable law (if, to the extent reasonable and practicable, reasonable prior notice of such disclosure is given to the Company); or (iii) to the extent such information is available to or known by the public (other than as a result of disclosure in violation hereof); or (iv) to enforce her rights under this Agreement. Executive agrees that she will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Executive also agrees to notify the Company immediately in the event of any unauthorized use or disclosure of the Company’s Confidential Information.

d.    Use of Confidential Information During Employment. Except as may be required of Executive to perform her job duties, Executive further agrees that in the course of her Company employment, Executive will not (i) remove from any Company office any documents, electronically stored information, or related items that contain Confidential Information, including, without limitation, computer discs, recordings, or other storage or archival systems or devices, including copies; or (ii) place or save any Confidential Information on any computer or electronic storage system that is not Company property. All Confidential Information, and all memoranda, notes, records, drawings, documents, electronically stored information, or other writings whatsoever made, compiled, acquired, or received by Executive at any time during her employment with the Company, including during the term of this Agreement, arising out of, in connection with, or related to any Company activity or business, including, without limitation, the customers, vendors, third parties, or others with whom the Company has a business relationship, the arrangements of the Company with such parties, and the pricing and expansion policies and strategy of the Company, are, and shall continue to be, the Company’s sole and exclusive property.

e.    No Interference. Notwithstanding any other provision of this Agreement, that Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order

Executive to divulge, disclose or make accessible such information. Executive and the Company agree that nothing in this Agreement is intended to interfere with Executive’s right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with any federal, state or local government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Company’s prior authorization and is not required to notify the Company of any such reports or disclosures.

f.    Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

g.    Protective Covenant- Non-Competition Executive agrees that to protect the Company’s Confidential Information and goodwill, and in consideration for the grants to Executive under the Plans referenced in Section 5(d), it is necessary to enter into the following protective covenants, which are ancillary to the enforceable promises between the Company and Executive in the other Sections. During Executive’s employment with the Company, and for a one-year period after the date Executive’s employment is terminated by the Company for any reason, or if Executive resigns for any reason, Executive shall not, without the Company’s prior written consent, directly or indirectly: (i) compete for or solicit business for or on behalf of any person or business entity operating a state or national bank or company providing similar services with a place of business in the State of Texas; (ii) own, operate, participate in, consult with, undertake any employment with, or have any interest in any entity with a place of business in the State of Texas related to the operation of a state or national bank or company providing similar services, except that Executive may own publicly traded stock for investment purposes only in any company in which Executive owns less than 5% of the voting equity; or (iii) use or rely on in any competition, solicitation, or marketing effort any Confidential Information, any proprietary list, or any information concerning any customer of the Company.

Executive also acknowledges that the geographic boundaries, scope of prohibited activities, and the duration of the provisions in these Protective Covenants are reasonable and are no broader than are necessary to protect the Company’s legitimate business interests. These Protective Covenants shall survive the termination of Executive’s employment and can be revoked or modified only by a writing signed by the Parties that specifically states an intent to revoke or modify this provision. Executive acknowledges that the Company would not employ her or provide her with access to its Confidential Information but for her Protective Covenants or promises contained in this Section 6. Executive further agrees that during the non-competition term, she shall immediately notify the Company in writing of any employment, work, or business she undertakes with or on behalf of any person (including herself) or entity.

h.    Protective Covenant - Non-Solicitation of Employees or Customers. Executive agrees that during her employment, and for a period of one year following the termination or resignation of her employment, for whatever reason, that neither she nor any individual, partner(s), or company, corporation, or other entity or business with which she is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity or business, will request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate employment with the Company. Moreover, Executive agrees that for a period of one year following the termination or resignation of her employment, for whatever reason, whether involuntary or voluntary, she shall not, directly or indirectly, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant solicit a customer or prospective customer, or accept any business from a customer or prospective customer with whom she has done business or with whom she has had material contact during the last twelve (12) months of Executive’s employment with the Company.

i.    Return of Documents. In the event of the termination of Executive’s employment for any reason or Executive’s resignation or employment separation for any reason, Executive will deliver to the Company all non-personal documents and data of any nature, and in whatever medium, concerning Executive’s employment with the Company or any of its subsidiaries or affiliates. Executive agrees that she will not take with her any Company property, documents, or data of any description or any reproduction thereof, including summaries or notes regarding same, or any documents containing or relating to any Company proprietary or Confidential Information.

j.    Validity. The terms and provisions of this Section 6 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, then neither the validity nor the enforceability of any other provision of this Agreement will be affected. If, for any reason, any court of competent jurisdiction finds any provisions of Section 6 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained in Section 6 shall be effective to the fullest extent allowed under applicable law.

k.    Work Product. For purposes of this Section 6, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Executive’s work. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s “Work.” For purposes of this Agreement, “Work” shall mean (i) any direct assignments and required performance by or for the Company, and (ii) any other productive output that relates to the business of the Company and is produced during the course of Executive’s employment or engagement by the Company. For this purpose, Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others. Unless otherwise approved in writing by the Company’s Board, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for the Company. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law. The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including by (i) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (ii) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (iii) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product. In the event that Executive is required to perform the services described in this paragraph after her employment with the Company has terminated, Executive will be reasonably compensated for actual time spent providing such services.

Executive warrants that her Work for the Company does not and will not in any way conflict with any obligations Executive may have with any prior employer or contractor. Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

l.    Survival of Covenants. Each covenant of Executive set forth in this Section 6 shall survive the termination of this Agreement and Executive’s employment for any reason and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant. No modification or waiver of any covenant contained in this Section 6 shall be valid unless such waiver or modification is approved in writing by the Company’s Board.

m.    Remedies. In the event of a breach, violation or threatened breach or violation by Executive of any provision of this Section 6, Executive agrees that the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

n.    Tolling. Additionally, if Executive violates any of the Protective Covenants contained in Sections 6(g-h), the time period shall be suspended with respect to the restriction that has been violated and will not run in favor of Executive from the time of the commencement of any such violation until the time when Executive cures the violation to the Company’s satisfaction.
7.Termination of Agreement. The employment relationship between Executive and the Company created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:
a.Death or Permanent Disability. This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive. However, Executive shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to executives for illness or temporary disabilities for a period or periods not exceeding three (3) months on a cumulative basis in any calendar year, and her status as an Executive shall continue during such periods. However, if Executive qualifies for short term disability payments under the Company’s standard short term disability plan during such leave, Executive shall apply to receive such short term disability payments. The Company shall supplement such short term disability payments so that Executive receives such monthly amounts, when combined with the short term disability payments, equal to Executive’s monthly salary then in effect as set forth in Section 5. If Executive is incapacitated due to physical or mental illness and such incapacity prevents Executive from satisfactorily performing her duties for the Company on a full time basis for six (6) months or more, the Company may terminate this Agreement upon thirty (30) days written notice. Upon the termination of this Agreement due to the death or permanent disability of Executive, Executive or her estate (as the case may be) shall be entitled to compensation as provided in Section 8(a) below. If during the period of Executive’s incapacity, Executive is deemed to have incurred a “separation from service” under Section 409A because there is no reasonable expectation that she will return to perform services for the Company, Executive shall be entitled, as a disability benefit, to continuation of her monthly salary as described in Section 5(a) above until the date on which this Agreement is terminated under this Section 7(a) (the “Disability Period”), provided, however, that such payments shall be reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Executive during the Disability Period, provided such disability payments are made pursuant to a plan sponsored by the Company that covers a substantial number of employees of the Company and was established prior to the date Executive incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of Executive’s base salary pursuant to this Section 7(a).
b.Termination for Cause. The Company shall have the option to terminate Executive’s employment during the Employment Period, effective upon written notice of such termination to Executive, for Cause as the Company determines. Under the Agreement, termination for “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events:

i)	Any act of fraud, misappropriation or embezzlement by Executive with respect to any aspect of the Company’s business;

ii)
The material breach by Executive of Section 4 or 6 (including, without limitation, a refusal to follow the Company or its designee’s lawful directives which are not inconsistent with the duties of Executive’s position and the provisions of this Agreement);

iii)	The conviction of Executive by a court of competent jurisdiction of a felony or of a crime involving moral turpitude;

iv)
The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Executive and the Company or any of its parent and affiliate companies are parties;

v)
The intentional failure by Executive to perform in all material respects her duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the Company;

vi)
The illegal use of drugs by Executive during the term of this Agreement that, in the determination of the Company’s Board, substantially interferes with Executive’s performance of her duties under this Agreement;

vii)	Acceptance of employment with any other employer except upon written permission of the Company’s Board; or

viii)	The material breach by Executive of her fiduciary duties to the Company.
The Company shall provide Executive with a written notice of termination (and in the case, of an event described in (ii) and (viii), thirty (30) days within which Executive may cure such event constituting “Cause” before such termination is effective) which can be provided on the date of termination. In the event Executive’s employment is terminated for Cause under this Agreement, Executive shall be entitled to the compensation provided in Section 8(a) below.
c.Termination by the Company with Notice. The Company may terminate this Agreement without Cause at any time upon thirty (30) days written notice to Executive, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training her successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Executive shall be entitled to compensation upon such termination as provided in Sections 8(a) and 8(b) below.
d.Termination by Executive For Good Reason. Executive shall be entitled to terminate this Agreement at any time for Good Reason. Under this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

i)
Without her express written consent, the assignment of Executive to a position, duties or responsibilities substantially inferior to her position, duties, or responsibilities with the Company as set forth in Section 4 above;

ii)
The change of the location where Executive is based (“Base Location”) at the time Executive executes this Agreement to a location which is more than fifty (50) miles from her Base Location, without Executive’s written consent;

iii)
A reduction by the Company in Executive’s base salary as then in effect under this Agreement, unless such reduction is a proportionate reduction of the compensation of Executive and all other senior officers of the Company as a part of a company-wide effort to enhance the financial condition of the Company; or

iv)
A delivery by the Company to Executive of a written notice of non-renewal of this Agreement, in accordance with Section 2, within a period beginning (i) thirty (30) days prior to the execution of a definitive and binding agreement with an unrelated third party (the “Purchase Agreement”) for purposes of causing a Change in Control (as defined in Section 9(a)), and ending (ii) on the later of (X) one year following the execution of the Purchase Agreement or (Y) if the Change in Control is subsequently consummated (either between the parties to the Purchase Agreement or pursuant to an alternative transaction that results from continuing negotiations between the parties to the Purchase Agreement) on or before the date that is one year following the execution of the Purchase Agreement, the date twelve (12) months after the date of the Change in Control; provided that Executive has not entered into a new employment agreement with the Company (or its successor) following such notice of non-renewal.

Executive shall give the Company thirty (30) business days’ notice of an intent to terminate this Agreement for “Good Reason” as defined in this Section 7(d), and provide the Company with thirty

(30) calendar days after receipt of such notice from Executive to remedy the alleged violation of Subsections 7(d)(i)-(iii). In the event the Company does not cure the violation, if Executive does not terminate this Agreement within sixty (60) days following the last day of the Board’s cure period, the occurrence of the violation shall not subsequently serve as Good Reason for Executive to terminate this Agreement. In the event Executive terminates her employment for Good Reason hereunder, Executive shall be entitled to the compensation provided in Sections 8(a) and 8(b) below.
e.    Separation from Service. For purposes of this Agreement, including, without limitation, Sections 8 and 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
8.Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement for any reason, Executive shall be entitled to:
a.Compensation Upon Termination For Any Reason. Upon termination of Executive’s employment during the Employment Period before the expiration of the stated term hereof for any reason, Executive shall be entitled to the following within thirty (30) days of such termination:

i.
Salary. The base salary earned by her before the effective date of termination as provided in Section 5(a) (including base salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination;

i.	Vacation Benefits. Any accrued, but unpaid, vacation benefits; and

ii.	Unreimbursed Business Expenses. Any previously authorized but unreimbursed business expenses.
b.    Additional Compensation and Benefits Upon Termination Without Cause, With Notice or for Good Reason. If Executive’s employment hereunder terminates without “Cause” (as defined in Section 7(b) above), with notice pursuant to Section 7(c) above, or for “Good Reason” (as defined in Section 7(d) above) the Company shall, upon Executive’s execution of a general release of claims in favor of the Company (as described in Section 8(d)) and except as otherwise provided herein, provide to Executive in addition to the amounts set forth in Subsections 8(a) above:

i.	a cash payment equal to twelve (12) months’ base salary (at the rate then in effect);

ii.	a cash payment equal to the average annual cash bonus paid to Executive for the two (2) full bonus plan years immediately preceding the date Executive’s employment terminates;

iii.
continued medical insurance benefits, at the Company’s expense, for a period of twelve (12) months following the date of Executive’s termination of employment under circumstances in which a severance payment is due under this Agreement.

The Company shall pay the severance amounts referenced in Section 8(b)(i-ii) in equal monthly installments for a period of twelve (12) months (“Severance Period”) in accordance with the Company’s regular payroll practices, beginning on the first payroll date coinciding with or next following the date that is sixty (60) days after the date of Executive’s termination. Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment. Any payment made in accordance with this Section 8(a) shall be treated as a separate payment for purposes of Section 409A of the Code to the extent Section 409A of the Code applies to such payments.
Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of her employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.
c.    Forfeiture for Breach of Covenants. If, during the Severance Period, Executive is in breach of her Protective Covenants contained in Section 6, the Company shall not be obligated to pay any severance payments referenced herein, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Executive under this Agreement or otherwise from and after the date of such breach and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.
d.    Release. Payment of any of the amounts described in Section 8(b) is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the twenty one (21) day period following the end of Executive’s employment.
e.    Shareholder Protection Provision. Notwithstanding anything to the contrary contained herein, in the event any of the following events occur, Executive only shall be entitled to receive the amounts described in Section 8(a), and, to the extent Executive’s Termination of Employment is without Cause or for Good Reason, Section 8(b)(i); provided, however, that “six (6) months” shall be substituted in lieu of “twelve (12) months” in Section 8(b)(i) above: (i) a complete dissolution or liquidation of the Company; (ii) a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7; or (iii) any distressed sale of the Company’s assets or stock (as defined below). For purposes of this Agreement, a “distressed sale of assets or stock” shall mean a sale effected for the purpose of avoiding bankruptcy or receivership, or any sale that is recommended to the Company by the Office of the Comptroller of Currency (or any other similar governmental agency with regulatory or oversight authority over the Company). In the event any amounts are received by Executive pursuant to this Section 8 that are calculated on the basis of the Company’s statement of earnings or gains, and if the Company is later required to prepare a restatement of its earnings or gains (other than a restatement caused by the retroactive application of accounting rules or other regulatory requirements) which the Board in good faith determines was due to the intentional misconduct of Executive or as to which the Board determines that Executive had actual knowledge of material inaccuracies in, Executive shall be required to reimburse the Company, net of taxes, for all severance payments made to Executive pursuant to this Section 8 that were calculated based on such statement of earnings or gains and Executive shall not be entitled to any additional payments pursuant to this Section 8 that would be calculated on the basis of a statement of earnings or gains. Notwithstanding the foregoing, in the event the Board in good faith determines that such restatement of the Company’s earnings or gains was not due to the intentional misconduct of Executive and that Executive had no actual knowledge of any material inaccuracies in such statement of earnings or gains, then Executive only shall be required to reimburse the Company, net of taxes, for the excess severance remuneration (as defined below). “Excess severance remuneration” shall mean the excess of the severance payments made to Executive pursuant to this Section 8 over the amount of severance payments calculated based on the Company’s statement of earnings as restated, as determined in the good faith discretion of the Board.
9.Compensation Upon Change in Control.
a.Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred at such time as:

i)
on the date that any “Person” (as defined below), other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding stock pursuant to an offering of such stock, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 50% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this Section 9(a)(i); or

ii)
on the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii)
on the date a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs or is effectuated in which the Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon receipt of all required regulatory approvals not including the lapse of any required waiting periods. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of subparagraphs (i), (ii) and (iii) above:
“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
The provisions of this Section 9(b) shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the Parties that this Section 9(b) shall be in compliance with the requirements of said Code Section and said Regulations. Notwithstanding anything to the contrary contained herein, a Change in Control for purposes of this Agreement shall not include any of the events described herein if the event is in connection with (i) a complete dissolution or liquidation of the Company; (ii) a Title 11 bankruptcy proceeding, the appointment of a trustee or receiver or the conversion of a case involving the Company to a case under Chapter 7; or (iii) any distressed sale of the Company’s assets or stock (as defined in Section 8(e)).
b.    Benefits Upon Change in Control.

i.
Severance Benefits. If Executive’s employment with the Company is terminated (A) by the Company (or by the acquiring or successor business entity following a Change in Control) other than for “Cause” (as defined in Section 7(b) above), death or permanent disability, or (B) by Executive for “Good Reason” (as defined in Section 7(d) above) in either event within a period beginning ninety (90) days before, and ending eighteen (18) months after, the date of a Change in Control (the “Change Period”), Executive shall receive, in lieu of the severance benefits described in Section 8(b), a cash severance benefit in an amount equal to the sum of 2.5 times Executive’s average annual cash base salary and bonus in effect for the two (2) years immediately preceding the Change in Control. Any payment made in accordance with this Section 9(b)(i) shall be treated as a separate payment for purposes of Section 409A of the Code to the extent Section 409A of the Code applies to such payments.

ii.
Other Benefits. In lieu of the severance benefits described in Section 8(b), in addition, for eighteen (18) months following the date of termination of Executive’s employment in circumstances in which a severance payment is due under this Section 9(b), the Company shall provide Executive, at the Company’s expense, health and other welfare benefits that are not less favorable to Executive than those to which she was entitled immediately prior to the Change in Control. To the extent the benefits provided under this Section 9(b)(ii) are otherwise taxable to Executive, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) (“Section 409A”) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year. Benefits provided under this Section 9(b)(ii) to Executive or to her spouse or dependents shall be modified to the extent benefits under an applicable plan are modified for active employees of the Company.

iii.
No Payments Upon Breach. The Company shall have no obligation to provide Executive with any severance compensation under this Section 9 if Executive is in breach or violation of any of the covenants contained in Section 6, which are applicable to Executive at the time of the severance payment.

iv.	No Duplication of Payment. The payment of severance benefits under this Section 9 shall be in lieu of, and not in addition to, any payments under Section 8(b).

v.
Form of Payment. Except as otherwise provided by Section 11, the amount of the severance benefit provided in Section 9(b)(i) hereof shall be paid to Executive: (i) if the Change in Control qualifies as a “change in control” for purposes of Section 409A and Executive’s termination occurs within thirty (30) days prior to or eighteen (18) months following the Change in Control, in a lump sum within thirty (30) days of Executive’s termination, and (ii) otherwise, in equal monthly installments for a period of twelve (12) months in accordance with the Company’s regular payroll practices, beginning on the first payroll date coinciding with or next following the date that is sixty (60) days after the date of Executive’s termination.

c.    No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 9 by the amount of earnings or benefits received by Executive in future employment.
d.    Release. Payment of any of the amounts described in this Section 9 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the twenty one (21) day period following the end of Executive’s employment.
10.    Other Provisions.
a.    Remedies. Each of the Parties to this Agreement will be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.
b.Arbitration. If any dispute arises out of this Agreement or Executive’s employment or separation from employment with the Company for any reason, and the Parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”). If the Parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules. The Company and Executive shall share the costs of arbitration, except where prohibited by law or the arbitrator rules otherwise. The arbitrator shall have no authority to consolidate the claims of other employees into a class action or otherwise fashion, consider, preside over, or award relief to any form of a representative, collective, or class proceeding. The arbitrator shall provide a written opinion supporting the arbitrator’s conclusions, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties. The arbitrator may award damages and/or permanent injunctive relief, but in no event shall the arbitrator have the authority to award punitive or exemplary damages, except where authorized by statute. The Company and Executive agree that the arbitration shall be held in Dallas County, Texas. Arbitration of the Parties’ disputes is mandatory, and in lieu of any and all civil causes of action or lawsuits either party may have against the other arising out of the Agreement or Executive’s employment or separation from employment with Company, with the exception that the Company alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the protective covenants as provided in Section 6 and Section 10(c). Executive acknowledges that by agreeing to this provision, she knowingly and voluntarily waives any right she may have to a jury trial based on any claims she has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.
c.Non-Disparagement. Executive and the Company agree not to make any statements that disparage the reputation of (i) the Company , its products, services or employees, or (ii) Executive. Executive and the Company further acknowledge and agree that any breach or violation of this non-disparagement provision shall entitle Executive or the Company to seek injunctive relief to prevent any future breaches of this provision and/or to sue the other party on this Agreement for the immediate recovery of any damages caused by such breach. For purposes of this Section 10(c), the Company’s obligation shall be limited to the Governance and Nominating Committee of TCB’s Board and executives who are members of TCB’s Senior Policy Committee. Nothing in this Section 10(c) is intended to interfere with Executive’s right to engage in the conduct set forth in Section 6(e).
d.Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 10(d) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the Parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.
e.Severability and Reformation. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(e).
f.Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to the Company:        Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Fax: (214) 932-6600
Attn: President and Chief Executive Officer

If to Executive:        Julie Anderson
1704 Warwick Crescent Ct.
Argyle, Texas 76226

g.Further Acts. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of her or its obligations specified herein or reasonably implied from the Agreement’s terms.
h.Publicity and Advertising. Executive agrees that the Company may use her name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six months thereafter. Such use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if her name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of her name, picture or likeness by the Company shall be and are the sole property of the Company.
i.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.
j.Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas.
k.Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement and supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement, including, without limitation, the Prior Agreement; provided, however, that nothing herein shall affect the rights of Executive and the Company under that certain Indemnification Agreement dated July 1, 2017 any existing confidentiality or non-disclosure agreement, or any outstanding option, restricted stock unit or stock appreciation rights award relating to the Company’s common stock and previously granted to Executive, or any rights that Executive has under the Company’s benefit plans and fringe benefit policies with respect to service with the Company prior to the Effective Date. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, she did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all Parties to this Agreement. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

l.Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.
12.    Section 409A of the Code.
a.    To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive's termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of her separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to Federal-Funds rate as published in The Wall Street Journal on the date of Executive’s termination of employment with the Company. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 12 (together with accrued interest thereon) shall be paid to Executive or Executive's beneficiary in one lump sum.
b.    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).
c.    For purposes of Section 409A of the Code, each payment under Sections 8 and 9 (and each other severance plan payment) will be treated as a separate payment.
d.    It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date indicated in Section 2.
THE COMPANY:

TEXAS CAPITAL BANCSHARES, INC.

By: /s/ KEITH CARGILL.
Its: President and Chief Executive Officer

EXECUTIVE:

_________________________________
By: /s/ JULIE ANDERSON
Julie Anderson

EXHIBIT A
WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the _____ (the “Effective Date”), is made and entered into by and between Julie Anderson (“Executive”) and Texas Capital Bancshares, Inc. (the “Company”), which is the holding company of Texas Capital Bank, N.A. (“TCB”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Executive Employment Agreement made and entered into as of ______, 2017 by and between the Company and Executive (the “Agreement”).

WHEREAS, Executive and the Company are parties to the Agreement; and

WHEREAS, Section 8 provides that Executive is entitled to certain payments and benefits upon separation from employment if she signs a release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and the Company agree as follows:

1.    Global Release. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Executive consideration under Section 8, which are in addition to anything of value to which Executive is already entitled, Executive, on behalf of herself, her heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, executives, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “TCB Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the TCB Released Parties relating to or arising out of her employment during the Employment Period, or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, (i) claims at law or equity, or (ii) claims sounding in contract (express or implied) or tort, (iii) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act Amendments Act, as amended, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, 42 U.S.C. 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Genetic Information and Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Texas Labor Code (as amended and renamed from time to time), any federal, state, local or municipal whistleblower protection, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), or (iv) claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or (v) any other statutory or common law claims related to or arising out of her employment during the Employment Period or any terms of the Agreement in effect during the Employment Period, from the Effective Date and up to and including the date of this Release’s execution. Notwithstanding the foregoing, nothing in this Release shall affect or impair: (i) any rights Executive may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company, TCB or any of their affiliates or pursuant to that certain Indemnification Agreement dated _____, 2017; or (ii) any of Executive’s rights arising under the Agreement.

2.    No Interference. Nothing in this Agreement is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further acknowledges that nothing in this Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on Executive’s behalf with respect to any Claim released in this Agreement; except that Executive does not waive any right to, and shall not be precluded from seeking, any government issued award including any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar provision.

3.    No Admission of Liability. Executive understands and agrees that this Release shall not in any way be construed as an admission by the TCB Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The TCB Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

4.    Time to Consider Release. Executive acknowledges that she has been advised in writing by the Company that she should consult an attorney before executing this Release, and Executive further acknowledges that she has been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release. Executive understands that if she does not sign this Release before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically.

5.    Revocation Period. Executive understands and acknowledges that she has seven (7) calendar days following the execution of this Release to revoke her acceptance of this Release. This Release will not become effective or enforceable, and the payments and benefits described under Section 8 will not become payable, until after this revocation period has expired without her revocation. If Executive does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 8 within ten (10) days after the revocation period’s expiration date.

6.    Non-Disparagement. Executive and the Company agree to continue to abide by the non-disparagement provisions of the Agreement.

7.    Agreement to Return Company Property/Documents. Executive understands and agrees that her last day of active work in any Company office or on any Company owned or leased property will be _______. Accordingly, Executive agrees that: (i) she will not take with her, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) she will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in her possession or control regarding the Company, and she will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials. Executive further agrees that on ________, she will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or herself on behalf of the Company.

8.    Knowing and Voluntary Release. Executive understands that it is her choice whether to enter into this Release and that her decision to do so is voluntary and is made knowingly.

9.    No Prior Representations or Inducements. Executive represents and acknowledges that in executing this Release, she did not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the TCB Released Parties, except as expressly contained in this Release.

10.    Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

11.    Severability. The Company and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

12.    Counterparts. The Company and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims.

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

Executive Signature [Signature]	Company Representative [Signature]

Julie Anderson	Company Representative [Printed Name]

Date	Date